Exhibit 10.1


                              EMPLOYMENT AGREEMENT

        Employment Agreement (this "Agreement") dated as of September 30, 2005 (the "Effective Date"), by and between Internap Network Services Corporation (the "Company") and James DeBlasio ("Executive") (collectively the "Parties").

                  - - - - - - - - - - - - - - - - - - - - - - -

        1. Position and Duties. Effective September 30, 2005, subject to approval of the Company's Board of Directors, Executive shall serve as the President and Chief Operating Officer for the Company, with such duties, authorities and responsibilities as are commensurate with such position. Executive shall report to the Company's Chief Executive Officer ("CEO") and shall work from the Company's offices in Atlanta, Georgia. Notwithstanding anything to the contrary, this Agreement and all terms herein are subject to approval of the Company's Board of Directors.

        2. Base Salary. Executive shall receive an annual base salary of $320,000 ("Base Salary"). Payment of Base Salary shall be subject to standard payroll tax withholdings and deductions. Executive's Base Salary shall be paid semi-monthly in accordance with the Company's standard payroll practices. Executive's Base Salary may be increased or decreased from time to time by the CEO in consultation with the Company's Board of Directors or the Compensation Committee of such Board of Directors (in either case, the "Board") in their sole discretion.

        3. Performance-Based Bonus. The Executive shall not participate in the Company's Annual Incentive Plan ("Bonus") for executives in calendar year 2005. However, Executive shall be eligible to receive a Bonus for 2006 and subsequent calendar years. Performance metrics for and target amount of the Bonus for 2006 and each subsequent calendar year shall be established on or before March 31 of the year to which the Bonus relates. The CEO, in consultation with the Board in their sole and reasonable discretion, shall determine, on or before March 31 of the year in which the Bonus would be payable, whether a Bonus is payable and, if so, the amount of such Bonus. Unless otherwise determined by the Board, all Bonus payments shall be made on the Company's first regular payroll date following such determination and shall be subject to standard payroll tax withholdings and deductions. To be eligible for a Bonus, Executive must be continuously employed by the Company through the date on which the Bonus is paid. Executive recognizes and agrees that: (a) the Company may in its sole discretion and with reasonable notice to Executive determine that any Bonus, if payable, may be paid in whole or in part in the Company's common stock or other equity securities, including restricted stock and stock options; and (b) the Company may in its sole discretion suspend or discontinue any bonus program at any time without any liability on the part of the Company. Notwithstanding, Executive's Bonus payment for calendar year 2006 shall be no less than $150,000, subject to the terms of the Company's 2006 Annual Incentive Plan for executives.

        4. One-time signing bonus. The Company will make a one-time payment to Executive in the amount of $100,000, which one-time payment will not be considered as part of Executive's base salary or bonus for purposes of bonus, incentive or other compensation programs or for severance amounts. If Executive voluntarily terminates his employment with the Company without good reason within twelve (12) months from the date of the commencement of his employment, Executive shall immediately repay to the Company the full amount of this signing bonus.

        5. Equity Compensation. The Company will issue to Executive an option to purchase 5,000,000 shares of the Company's common stock, options for 25% of such shares to vest as of the commencement of Executive's employment by the Company, except that notwithstanding anything to the contrary, Executive may not exercise such vested options unless and until Executive has remained continuously employed by the Company for twelve (12) months immediately after the date of the commencement of his employment by the Company, with the remainder to vest and become exercisable in four (4) annual installments after the date of the commencement of his employment by the Company, subject to the terms of the Company's 2005 Incentive Stock Plan and the option agreement thereunder. In addition, the Company will issue to Executive 1,000,000 shares of restricted stock, 50% of such stock to vest as of the twelve months following the commencement of Executive's employment by the Company, so long as Executive has remained continuously employed by the Company throughout such period ("First Vesting Date"), with the remainder to vest and become exercisable in three (3) annual installments after the First Vesting Date, subject to the terms of the Company's 2005 Incentive Stock Plan and the stock purchase agreement thereunder. The Board, upon the recommendation of the CEO and in their sole discretion, may award additional options or equity or other equity-based compensation to Executive on terms, in amounts and subject to performance goals as determined by the CEO and the Board (any such options also being referred to hereinafter as "Options" and any such equity or equity-based compensation being referred to herein as "Additional Equity Compensation"). All Options or Additional Equity Compensation are subject to Board approval and are governed by the terms and conditions of the relevant stock incentive plan(s) and related stock incentive agreement(s).

        6. Employee Benefits. Executive shall be entitled to participate in all employee benefit, welfare and other plans and programs generally applicable to employees of the Company. Except as provided herein, the Company reserves the right to modify Executive's compensation and benefits from time to time, as it deems necessary.

        7. Legal Expenses. The Company shall reimburse Executive for reasonable attorneys' fees and expenses incurred by Executive in the negotiation and preparation of this Agreement.

        8. Vacation. Executive shall accrue twenty (20) days of combined vacation/sick leave annually. Executive also shall receive three (3) personal days each year. Executive shall have the right to carry over unused vacation from any one-year period to any other subsequent one-year period.

        9. Relocation. Executive shall have a budget of (i) up to $150,000, including the tax gross-up that will be required, to be used for his relocation for expenses under the Internap Domestic Relocation Program Benefits attached hereto as Exhibit A (the "Relocation Program") other than for expenses set forth in Sections 3.8 and 3.8-1 of the Relocation Program and (ii) up to $75,000 to be used for expenses set forth in Sections 3.8 and 3.8-1 of the Relocation Program, all such expenses subject to the terms of the Relocation Program that sets forth the relocation terms and dollar limits applicable to Executive's circumstances. If Executive voluntarily terminates his employment with Company without good reason within 12 months from the date of relocation, Executive shall promptly repay the Company the amount of all relocation expenses paid by the

Company associated with Executive's relocation to the Atlanta area no later than 30 days after such termination date.

        10. Nature of Employment. Executive's employment with the Company shall be at-will. Both Executive and the Company shall have the right to terminate the employment relationship at any time, with or without cause, and with or without advance notice.

        11. Severance Payments. Upon Executive's involuntary termination by the Company of employment without Cause (as defined below) prior to twelve (12) months after the date of the commencement of Executive's employment by the Company, Executive shall receive a cash severance payment equal to one and one-half (1.5) times Executive's then-current Base Salary and all of Executive's unvested Options and Additional Equity Compensation shall become vested, free of restrictions and immediately exercisable for the remaining term of the relevant grant or award. Upon Executive's involuntary termination by the Company of employment without Cause (as defined below) on or after twelve (12) months after the date of the commencement of Executive's employment by the Company, Executive shall receive a cash severance payment equal to one and one-half (1.5) times Executive's then-current Base Salary. Payment of such severance amounts shall be subject to standard payroll tax withholdings and deductions. In addition to the severance benefits provided above, upon Executive's involuntary termination of employment without Cause, all of Executive's unvested Options and Additional Equity Compensation shall lapse and expire, and all of Executive's vested Options shall remain exercisable no later than three months after the date of termination. No payment or acceleration of Options or Additional Equity Compensation shall be made pursuant to this Section 11 unless prior to or concurrent with such payment a valid release has been executed and delivered by Executive and becomes effective in accordance with Section 14 hereof. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits or rights under this Section 11 if Executive also is eligible for payments and/or benefits under Section 12 hereof.

        12. Change in Control Payments and Acceleration. Upon Executive's involuntary termination of employment without Cause (as defined below) or voluntary termination of employment for Good Reason, in either case within 12 months after a Change in Control, (i) the Company shall pay Executive a cash severance payment equal to two (2) times the sum of Executive's then-current Base Salary and maximum target Bonus and (ii) all of Executive's unvested Options and Additional Equity Compensation shall become vested, free of restrictions and immediately exercisable for the remaining term of the relevant grant or award.

        Payment of such severance payments shall be subject to standard payroll tax withholdings and deductions.

        No payment or acceleration of Options or Additional Equity Compensation shall be made unless prior to or concurrent with such payment a valid release has been executed and delivered by Executive and becomes effective in accordance with Section 14 hereof.

        Executive will continue to receive the healthcare and life insurance coverages in effect on his date of termination for twenty-four (24) months after the date of termination pursuant to this Section 12 just as if he had remained an active employee of the Company, subject to Executive paying the customary employee portion of such coverages, provided that if the Company cannot continue to cover Executive under its plans, the Company will separately provide Executive with comparable coverages or pay Executive in a lump sum the costs of such coverages.

        For purposes of this Agreement, "Change in Control" shall mean the happening of any of the following events:

        (i) An acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Exchange Act) (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section;

        (ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board"), excluding the current members of the Board ("Series A Directors") who have been elected pursuant to the terms of the Company's Series A Convertible Preferred Stock ("Series A Stock"), cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), excluding the Series A Directors, shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

        (iii) The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which
(A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a "Parent Company")) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

        (iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        For purposes of this Agreement, "Cause" shall mean:

        (i) Executive's conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;

        (ii) violation by Executive of the Company's Code of Conduct or other material policies;

        (iii) gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the company or any of its affiliates; or

        (iv) repeated failure to carry out the duties of Executive's position despite specific instructions to do so.

Executive shall not be deemed to have been terminated for "Cause" until there shall have been delivered to him written notice, not less than ten (10) days prior to the proposed termination date, specifying the basis for such termination.

        For purposes of this Agreement, Good Reason shall mean any one of the following events which occurs without Executive's written consent: (i) any significant diminution in Executive's title, authority or responsibility, including any change in the reporting relationship between Executive and the CEO; (ii) any significant reduction in Executive's then current total compensation from that compensation paid in the prior fiscal year or calendar year; or (iii) a change of more than fifty (50) miles from Executive's permanent workplace without Executive's consent.

        13. Parachute Payments. If any cash compensation payment, employee benefits or acceleration of vesting of stock options or other stock awards Executive would receive in connection with a Change in Control ("Payment") would
(i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of stock awards. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive's stock awards unless Executive elects in writing a different order for cancellation. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

        14. Release. Upon termination of Executive's employment, unless Executive shall have executed and provided the Company with an effective release in a form reasonably satisfactory to the Company in the form attached as Exhibit B, Executive shall not receive any severance payments or benefits provided under this Agreement.

        15. Confidentiality. Executive agrees that information not generally known to the public to which he will be exposed as a result of his employment by the Company is confidential information that belongs to the Company. This includes information developed by Executive, alone or with others, or entrusted to the Company by its customers or others. The Company's confidential information includes, without limitation, information relating to the Company's trade secrets, research and development, inventions, know-how, software, procedures, accounting, marketing, sales, creative and marketing strategies, employee salaries and compensation, and the identities of customers and active prospects to the extent not publicly disclosed (collectively, "Confidential Information"). Executive will hold the Company's Confidential Information in strict confidence, and not disclose or use it except as authorized by the Company and for the Company's benefit.

        Executive further acknowledges and agrees that in order to enable the Company to perform services for its customers or clients, such customers or clients may furnish to the Company certain Confidential Information, that the goodwill afforded to the Company depends upon the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement.

        16. Non-Competition. Executive recognizes and agrees that Internap has many substantial, legitimate business interests that can be protected only by his agreement not to compete with Internap under certain circumstances. These interests include, without limitation and on a national basis, Internap's contacts and relationships with its clients and active prospects, Internap's reputation and goodwill in the industry, and Internap's rights in its Confidential Information. Therefore, Executive agrees that during the term of his employment with Internap and for a period of one (1) year after his employment ends for any reason whatsoever and except as provided in the paragraph immediately following, he shall not, voluntarily or involuntarily, directly or indirectly, on his own behalf or on the behalf of another, whether as an employee, contractor, consultant, director or agent or in another capacity, engage in the businesses of (i) managed high performance Internet connectivity, (ii) hosting or collocation services, (iii) virtual private network services (iv) content distribution network services or (v) any other line of business in which the company is then engaged for (x) any account that is a customer of Internap or its affiliates unless he is providing substantially different services to any such customer from the services he provided to Internap or (y) any competitor of Internap or its affiliates.

        If, within one year after commencement of Executive's employment with the Company, Executive voluntarily terminates such employment or such employment is terminated for any reason by the Company, the non-compete period shall be equal to the number of days that Executive was an employee of the Company prior to such termination.

        Executive also agrees that during the term of his employment with Internap and for a period of one (1) years after such employment ends for any reason whatsoever, he shall not directly or indirectly employ or seek to employ any person employed by Internap nor directly or indirectly solicit or induce any such person to leave Internap.

        Executive acknowledges that the breach or threatened breach of the above noncompetition and/or nondisclosure provisions would cause irreparable injury to Internap that could not be adequately compensated by money damages. Internap may obtain a restraining order and/or injunction prohibiting my breach or threatened breach of the noncompetition and/or nondisclosure provisions, in addition to any other legal or equitable remedies that may be available. Executive agrees that the above noncompetition provision, including its duration, scope and geographic extent, is fair and reasonably necessary to protect Internap's client relationships, goodwill, Confidential Information and other protectable interests.

        Provided that Executive has been employed with the Company for at least one year, if Executive wishes to compete with the Company during the one-year period after her termination of employment, Executive will submit a bona fide written offer of employment he has received from a prospective employer to the Company's Chief Executive Officer and General Counsel, who will analyze such proposed employment in light of the then current facts and circumstances. The Chief Executive Officer may, in his sole and reasonable discretion, provide a written waiver of all or a portion of the non-compete limitations imposed on Executive. If such written waiver is unreasonably withheld, Executive shall remain subject to the non-compete limitations. The non-solicitation obligations set forth above are not subject to the potential waiver described in the preceding sentence and will remain in full force and effect pursuant to its terms. Executive will fully defend, indemnify and hold harmless the Company for any claims brought against it by Executive or third parties as a result of any decision the Company makes not to waive Executive's non-compete obligations.

        17. No Restrictions. No Restrictions. Executive represents to the Company that he has not executed or is not bound by any non-competition covenant or non-solicitation covenant or any other undertaking similar to either of the foregoing that would prevent him from performing the duties and responsibilities of the position set forth in Section 1 of this Agreement.

        18. General Provisions. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors, administrators, except that Executive may not assign any of his duties hereunder and Executive may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

        This Agreement, together with the Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the Parties insofar as possible.

        A failure of Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        From and after the Effective Date, this Agreement shall supersede any employment, severance, change of control or other agreement, whether oral or written, between the Parties with respect to the subject matter hereof (other than arrangements effected under compensation plans generally applicable to other senior executive officers of the Company).

        This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  - - - - - - - - - - - - - - - - - - - - - - -

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.


INTERNAP NETWORK SERVICES CORPORATION                      JAMES DEBLASIO

By /s/ Greg Peters                                         /s/  James DeBlasio
Greg Peters
Chief Executive Officer